Tonix Pharmaceuticals Holding Corp. 10-K

Exhibit 10.51

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS
EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS PRIVATE OR
CONFIDENTIAL. THE OMISSIONS HAVE BEEN INDICATED BY “[***].”

Exclusive License Agreement

This Exclusive License Agreement (this “Agreement”), effective as of the date last signed below (the “Effective Date”), is between the University of Massachusetts, a tax-exempt public institution of higher education of the Commonwealth of Massachusetts, established by Chapter 75 of the Massachusetts General Laws, as represented by and solely on behalf of the University of Massachusetts Chan Medical School located at 55 Lake Avenue North, Worcester, MA 01655 (“UMass Chan”), and Tonix Pharmaceuticals, Inc., a Delaware corporation, located at 26 Main Street, Suite 101, Chatham, NJ 07928(“Company”).

RECITALS

Whereas, UMass Chan owns intellectual property rights which relate to human monoclonal antibodies, as described in UMass Chan’s docket UMMS 15-03, entitled “Broadly Borreliacidal Human Monoclonal Antibodies to OspA and their Uses” and associated patent applications, as further described in Exhibit A;

Whereas, Company is engaged in business relating to the development and commercialization of products that use or incorporate UMass Chan’s intellectual property rights and has the capability of developing commercial applications of the intellectual property;

Whereas, Company desires to obtain an exclusive license to UMass Chan’s intellectual property rights, and UMass Chan is willing to grant an exclusive license to its intellectual property rights under the following conditions so that these intellectual property rights may be developed to their fullest and the benefits enjoyed by the general public; and

Whereas, the license that is granted in this Agreement promotes the development of publicly funded intellectual property to practical application for the public good.

Therefore, UMass Chan and Company agree as follows:

1.             Definitions.

1.1            “Affiliate” means an entity that controls, is controlled by, or is under common control with Company. The term “control” as used in the preceding sentence means having the actual present capacity to elect a majority of the directors, or the power to direct greater than fifty percent (50%) of the voting rights entitled to elect directors of such entity; provided, however, that with respect to any entity in a country where the local law will not permit majority foreign equity participation, control means the ownership or control (directly or indirectly) of the maximum percentage of such outstanding stock or voting rights permitted by local law. An entity will be deemed an Affiliate of Company solely for the term during which it satisfies the foregoing definition.

1.x            “Biological Materials” means tangible biological materials that are necessary for the effective exercise of the Patent Rights, which materials are described on Exhibit B, as well as tangible materials that are produced by or on behalf of Company, its Affiliates, or Sublicensees through use of the original materials, including, for example, any progeny derived from a cell line, monoclonal antibodies produced by hybridoma cells, DNA or RNA replicated from isolated DNA or RNA, recombinant proteins produced through use of isolated DNA or RNA, and substances purified from a source material included in the original materials (such as, recombinant proteins isolated from a cell extract or supernatant by non-proprietary affinity purification methods).

1.2            “Change of Control” means (a) a consolidation or merger of Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger, or reorganization in which the shares of capital stock of Company immediately prior to such consolidation, merger, or reorganization continue to represent a majority of the voting power of the surviving entity immediately after such consolidation, merger, or reorganization; (b) any transaction or series of related transactions to which Company is a party in which a controlling interest of Company’s voting power is transferred; or (c) the sale or transfer of all or substantially all of Company’s assets, or the exclusive license of all or substantially all of Company’s material intellectual property; provided that a Change of Control shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by Company or any successor, indebtedness of Company is cancelled or converted, or a combination thereof.

1.3            “Commercially Reasonable Efforts” means, with respect to Company’s obligations as to a Licensed Product, the carrying out of such obligations with a level of efforts and resources consistent with those typically expended by a similarly situated company in the applicable industry for the research, development and/or commercialization of a similarly situated therapeutic at a similar stage of development and/or commercialization as such Licensed Product, taking into account the anticipated value of the commercial opportunity, the prevailing regulatory environment (including the likelihood of receiving regulatory approval, and regulatory or data exclusivity), the proprietary position of the Licensed Product, the expected and actual competitiveness of alternative third party products in the marketplace, and other relevant scientific, technical, and commercial factors.

1.4            “Confidential Information” means any confidential or proprietary information furnished by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) in connection with this Agreement that is specifically designated as confidential, as further described in Article 7.

1.5            “Covered by” means mean with respect to a particular subject matter at issue and a Valid Claim, that the development, manufacture, use, sale, offer for sale, or importation of such subject matter would fall within the scope of such Valid Claim.

1.6            “Field” means the prophylaxis and treatment of Lyme disease and any other diseases in humans and animals. Any commercial sale of research reagents covered by the Patent Rights is specifically excluded from the Field.

1.7            “Know-How” means know-how owned or controlled by UMass Chan as of the Effective Date, that (i) is not generally known, and (ii) is necessary or reasonably useful specifically and solely to research, develop, manufacture, use, or sell the Licensed Product, or to practice the Patent Rights.

1.8            “Licensed Product” means any product whose manufacture, use, sale, import, export, or other commercialization is Covered by one or more Valid Claims or whose development otherwise arises directly from the Know-How. Products that fall within the definition of Licensed Product shall be deemed to be separate Licensed Products only if each such product requires its own BLA or other marketing authorization (excluding, for clarity, any supplemental BLA or other supplement, extension or amendment to an existing marketing authorization); except in the case of any combination products which shall be deemed to be separate Licensed Products.

1.9            “Net Sales” means [***]

1.10          “Patent Rights” means the all rights under the following: (a) the patents and patent applications listed in Exhibit A; (b) any non-provisional patent applications that claim priority to any provisional patent applications listed in Exhibit A, or that otherwise share priority with any patent or patent application listed in Exhibit A; (c) any divisionals and continuations of patents or patent applications with respect to any of the patent applications included in the foregoing (a) or (b) (but not continuations-in-part, except as provided in (f) below); (d) any foreign patent applications, foreign patents, or related foreign patent documents that claim priority to a patent or patent application included in the foregoing (a), (b) or (c); (e) any patents, reissues, re-examinations, renewals, substitutions, and extensions issuing from the patent specification of any of the preceding; and (f) any claims of continuation-in-part applications that claim priority to the U.S. patent applications listed in Exhibit A, but only to the extent such claims are directed specifically to subject matter described in at least one of the patents or patent applications identified in the foregoing (a)-(e) that meet the written description requirements of the first paragraph of 35 U.S.C. Section 112.

1.11          “Priority Review Voucher” or “PRV” means a voucher issued by the United States Food and Drug Administration or the equivalent of such agency in any other country, which allows for expedited agency review for drugs that are expected to have a particularly great impact on the treatment of neglected tropical diseases, rare pediatric diseases, and medical countermeasures for terrorism.

1.12          “Royalty Period” means the partial calendar quarter commencing on the date on which the first Licensed Product is sold or used and every complete or partial calendar quarter thereafter during which either (a) this Agreement remains in effect, or (b) Company has the right to complete and sell work-in-progress and inventory of Licensed Products pursuant to Section 8.5.

1.13          “Royalty Term” means, on a Licensed Product-by-Licensed Product and country-by-country basis, that period of time commencing upon the first commercial sale of a Licensed Product and extending until the later of (a) expiration of the last to expire Valid Claim of a patent included in the Patent Rights covering such Licensed Product in such country; (b) ten (10) years from first commercial sale of such Licensed Product in such country; or (c) expiration of any regulatory exclusivity covering such Licensed Product in such country.

1.14          “Sublicense Agreement” means any agreement in which Company grants rights to an Unaffiliated Third-Party to the Patent Rights, the Biological Materials, or the Know-How pursuant to Section 2.2. An Unaffiliated Third Party is defined as any legal entity in which Company owns less than 50%.

1.15          “Sublicense Income” means any payments or other value that Company receives from a Sublicensee in consideration of the Sublicense Agreement including, without limitation, upfront fees, option fees, license fees, equity, milestone payments, but excluding the following payments: (a) payments made in consideration for the issuance of equity or debt securities of Company at fair market value; (b) payments specifically committed to the further development of Licensed Products; (c) royalties and (d) for any payment based on the same event that triggers a milestone payment to UMass Chan under Section 4.4, the amount due to UMass Chan for the corresponding milestone under Section 4.4. [***]

1.16          “Sublicensee” means any permitted sublicensee of the rights granted Company under this Agreement, as further described in Section 2.2.

1.17          “Territory” means worldwide.

1.18          “Valid Claim” means (a) a claim of an issued and unexpired patent covering the Patent Rights which (i) has not been permanently revoked or held unenforceable or invalid by an un-appealable or un-appealed decision of a court or government agency of competent jurisdiction, and (ii) has not been abandoned, disclaimed, denied, or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or (b) a claim of a pending patent application within the Patent Rights that has not been abandoned or finally disallowed without the possibility of appeal or refiling and has been pending for less than seven (7) years.

2.             Grant of Rights

2.1            License Grant. UMass Chan grants to Company (a) an exclusive, worldwide, royalty-bearing, transferable (to the extent permitted under Section 9.7) license in UMass Chan’s rights in the Patent Rights and the Biological Materials, and (b) a non-exclusive, worldwide, royalty-bearing, transferable (to the extent permitted under Section 9.7) license to UMass Chan’s rights in the Know-How; in each case, to make, have made, use, offer to sell, sell, have sold, import, export, and otherwise commercialize Licensed Products in the Field in the Territory, including research for development of Licensed Products. Any Biological Materials provided by UMass Chan are provided “as-is” without any warranties.

2.2            Sublicenses.

(a)           Granting Sublicenses. Company may grant sublicenses through multiple tiers without the consent of UMass Chan of its rights under Section 2.1, provided that the Sublicensee is not an entity which UMass Chan would be prohibited from doing business with or entering into an agreement with. All Sublicense Agreements executed by Company pursuant to this Section 2.2 shall expressly bind the Sublicensee to the applicable terms of this Agreement. Company shall promptly furnish UMass Chan with a fully executed, un-redacted copy of any Sublicense Agreement within 30 days of execution.

(b)           Sublicense Income. Company shall pay UMass Chan the following percentages of all Sublicense Income:

(i)	[***];

(ii)	[***];

(iii)	[***];

(iv)	[***].

Sublicense Income is due within sixty (60) days after Company receives the relevant payment from the Sublicensee.

2.3            Retained Rights.

(a)           UMass Chan. UMass Chan retains the right to use the Patent Rights for academic research, teaching, and non-commercial patient care, without payment of compensation to Company. UMass Chan may license its retained rights under this Section 2.3(a) to non-commercial research collaborators of UMass Chan faculty members, post-doctoral fellows, and students.

(b)           Federal Government. If the federal government has funded any invention claimed in the Patent Rights, this Agreement and the grant of any rights in the Patent Rights are subject to the federal law set forth in 35 U.S.C. §§ 201-211 and the regulations promulgated thereunder, as amended, or any successor statutes or regulations. Company acknowledges that these statutes and regulations reserve to the federal government a royalty-free, non-exclusive, non-transferrable license to practice any government-funded invention claimed in the Patent Rights and require Company to comply with the United States manufacturing obligation set forth in 35 U.S.C. § 204. If any term of this Agreement fails to conform to those laws and regulations, the relevant term is invalid, and the parties shall modify the term pursuant to Section 9.12.

2.4            Delivery of Biological Materials. UMass Chan will deliver all Biological Materials listed on Exhibit B to Licensee or its designee, on such date as is specified by Licensee upon reasonable prior notice to UMass Chan. The shipping terms for such delivery will be EXW (Incoterms 2020), UMass Chan’s facility.

3.            Company Obligations Relating to Commercialization.

3.1            Diligence Requirements. Company shall use Commercially Reasonable Efforts or cause its Affiliates and Sublicensees to use Commercially Reasonable Efforts to develop Licensed Products and to introduce Licensed Products into the commercial market. Thereafter, Company or its Affiliates or Sublicensees shall make Licensed Products reasonably available to the public. On or before execution of this Agreement, Company shall furnish UMass Chan with a written business plan for the development of Licensed Products, which shall include details regarding Company’s financing of Licensed Product development. In addition, Company shall fulfill the following obligations:

(a)            [***]

3.2            If UMass Chan determines, in its reasonable discretion, that it believes that Company has failed to fulfill its obligations under Section 3.1, UMass Chan shall furnish Company with written notice of the determination. Within sixty (60) days after receipt of the notice, Company shall either (a) fulfill the relevant obligation, or (b) provide UMass Chan with an explanation as to why Company does not believe that it has failed to fulfill its obligations under Section 3.1 and negotiate with UMass Chan a mutually acceptable schedule of revised diligence obligations. Company has only one opportunity to cure a material breach for which it receives notice as described above. Any subsequent material breach by Company will entitle UMass Chan to terminate this Agreement immediately upon written notice to Company, without the sixty-day cure period or, as UMass Chan’s sole option, convert the exclusive license into a non-exclusive license.

3.3            Indemnification.

(a)            Indemnity. Company shall indemnify, defend, and hold harmless UMass Chan and its trustees, officers, faculty, students, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss, or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon any of the Indemnitees in connection with any claims, suits, actions, demands or judgments arising out of any theory of liability (including, without limitation, actions in the form of tort, warranty, or strict liability and regardless of whether the action has any factual basis) concerning any product, process, or service that is made, used, or sold pursuant to any right or license granted under this Agreement. However, indemnification does not apply to any liability, damage, loss, or expense to the extent directly attributable to (i) the negligence, or intentional misconduct of the Indemnitees, (or (ii) the settlement of a claim, suit, action, or demand by Indemnitees without the prior written approval of Company.

(b)            Procedures. The Indemnitees agree to provide Company with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. Company agrees, at its own expense, to provide attorneys reasonably acceptable to UMass Chan to defend against any claim. The Indemnitees shall cooperate fully with Company in the defense and will permit Company to conduct and control the defense and the disposition of the claim, suit, or action (including all decisions relative to litigation, appeal, and settlement). However, any Indemnitee may retain its own counsel, at the expense of Company, if representation of the Indemnitee by the counsel retained by Company would be inappropriate because of actual or potential conflicts in the interests of the Indemnitee and any other party represented by that counsel. Company agrees to keep UMass Chan informed of the progress in the defense and disposition of the claim and to consult with UMass Chan regarding any proposed settlement.

(c)            Insurance. Company shall maintain insurance or self-insurance that is reasonably adequate to fulfill any potential obligation to the Indemnitees, but not less than one million dollars ($1,000,000) for injuries to any one person arising out of a single occurrence and five million dollars ($5,000,000) for injuries to all persons arising out of a single occurrence. Company shall provide UMass Chan with written evidence of insurance or self-insurance. Company shall continue to maintain the insurance or self-insurance after the expiration or termination of this Agreement while Company, its Affiliate or Sublicensee continues to make, use, or sell a Licensed Product and thereafter for five (5) years.

3.4            Use of UMass Chan Name. In accordance with Section 7.2, Company and its Affiliates and Sublicensees may not use the name “University of Massachusetts” or any variation of that name in connection with the marketing or sale of any Licensed Products.

3.5            Marking of Licensed Products. To the extent commercially feasible and consistent with prevailing business practices, Company shall mark and shall cause its Affiliates and Sublicensees to mark all Licensed Products that are manufactured or sold under this Agreement with the number of each issued patent under the Patent Rights that applies to a Licensed Product.

3.6            Compliance with Law. Company shall comply with, and shall ensure that its Affiliates and Sublicensees comply with, all local, state, federal, and international laws and regulations relating to the development, manufacture, use, and sale of Licensed Products. Company expressly agrees to comply with the following:

(a)            Company or its Affiliates or Sublicensees shall obtain all necessary approvals from the United States Food & Drug Administration and any similar foreign governmental authorities in which Company or Affiliate or Sublicensee intends to make, use, or sell Licensed Products.

(b)            Company and its Affiliates and Sublicensees shall comply with all United States laws and regulations controlling the export of commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries and foreign nationals. Company hereby gives written assurance that it will comply with and will cause its Affiliates and Sublicensees to comply with all United States export control laws and regulations, that it bears sole responsibility for any violation of those laws and regulations by itself or its Affiliates or Sublicensees, and that it will indemnify, defend, and hold UMass Chan harmless (in accordance with Section 3.3.) for the consequences of any violation.

(c)            If any invention claimed in the Patent Rights has been funded by the United States government, and only to the extent required by applicable laws and regulations, Company agrees that any Licensed Products used or sold in the United States will be manufactured substantially in the United States or its territories. Current law provides that if domestic manufacture is not commercially feasible under the circumstances, UMass Chan may seek a waiver of this requirement from the relevant federal agency on behalf of Company.

4.            Consideration for Grant of Rights.

4.1            License Fee. In partial consideration of the rights granted Company under this Agreement, Company shall pay to UMass Chan on the Effective Date a license fee of [***]. This license fee payment is nonrefundable and is not creditable against any other payments due to UMass Chan under this Agreement.

4.2            Reserved.

4.3            License Maintenance Fee. Company shall pay to UMass Chan annual license maintenance fees in accordance with the following schedule:

Anniversary of Effective Date	AMF
First	$[***]
Second	$[***]
Third	$[***]
Fourth, and annually thereafter until the first commercial sale	$[***]

This annual license maintenance fee is nonrefundable and is not creditable against any other payments due to UMass Chan under this Agreement.

4.4            Milestone Payments. Company shall pay UMass Chan the following milestone payments (a) on the first instance of a Licensed Product reaching a Development Milestone described in the below table and (b) on a Licensed Product-by-Licensed Product basis, on the first instance of each Licensed Product reaching a Commercial Milestone set forth in the below table; in each case, within thirty (30) days after the first occurrence of each event:

Milestone #	Development Milestones	Payment
1	[***]	$[***]
2	[***]	$[***]
3	[***]	$[***]
4	[***]	$[***]
5	[***]	$[***]

Commercial Milestones	Payment
Upon 1st occasion of annual Net Sales $	$[***]
Upon 1st occasion of annual Net Sales $	$[***]
Upon 1st occasion of annual Net Sales $	$[***]
Upon 1st occasion of annual Net Sales $	$[***]
Upon 1st occasion of annual Net Sales $	$[***]

Each Development Milestone is payable only once (regardless of the number of Licensed Products). Each Commercial Milestone is payable once per each Licensed Product. These milestone payments are nonrefundable and are not creditable against any other payments due to UMass Chan under this Agreement. If Development Milestone #2 or Development Milestone #3 is achieved before a preceding Development Milestone (i.e., Development Milestone #1 and/or Development Milestone #2, as applicable) is achieved, then such preceding development Milestone(s) shall be deemed to be achieved and Company shall make the milestone payments for such preceding Development Milestone(s) together with the milestone payment for the Development Milestone that was actually achieved.

4.5            Royalties. Subject to Section 4.6 and Section 4.7 below, Company shall pay to UMass Chan a royalty, at the applicable royalty rate set forth in the below table on aggregate Net Sales of all Licensed Products during a given calendar year of the Royalty Term (“Calendar Year Net Sales”), provided, however that any royalties that are due under this Agreement during the Royalty Term but after the expiration of the Patent Rights shall be deemed to be a deferred royalty for the period from the Effective Date until start of the Royalty Period,:

Calendar Year Net Sales of Licensed Product(s)	Royalty Rate
$[***]	[***]%
$[***]	[***]%
$[***]	[***]%

The royalty rate set forth in the above table for a given tier of Calendar Year Net Sales shall only apply to the portion of Calendar Year Net Sales that is within such tier. By way of example, if Calendar Year Net Sales for a given calendar year are [***].

4.6            [***].

4.7            Third-Party Royalties. As long as Company remains the exclusive licensee of the Patent Rights in any portion of the Field, if Company is legally required to make royalty payments to one or more third parties in order to practice the Patent Rights granted under this Agreement in the portion of the Field for which the license is exclusive, Company may offset up to [***] of third-party payments against royalty payments that are due to UMass Chan in the same Royalty Period. Royalty payments under Section 4.5 may never be reduced by more than [***] in any Royalty Period.

4.8            Reserved.

4.9            Priority Review Voucher. In the event Company is awarded a Priority Review Voucher for a Licensed Product and Company sells such PRV to a third party, Company shall pay UMass Chan [***] of amounts received by Company pursuant to such sale, less broker fees and commissions (the “PRV Payment”). At any time for up to ten (10) years following the Effective Date, if Company wishes to purchase (and thereby extinguish) UMass Chan’s right to receive the PRV Payment with respect to any PRV that may be issued to Company, Company shall pay UMass Chan [***] for the foregoing. For clarity, after ten (10) years following the Effective Date, the purchase of UMass Chan’s right to receive the PRV Payment with respect to any such anticipated PRV by Company shall not be permitted.

5.            Royalty Reports; Payments; Records.

5.1            First Sale. Within thirty (30) days of occurrence, Company shall report to UMass Chan the date of first commercial sale of each Licensed Product in each country.

5.2            Reports and Payments.

(a)            Within sixty (60) days after the conclusion of each Royalty Period, Company shall deliver to UMass Chan a report containing the following information:

(i)            the number of Licensed Products sold to independent third parties in each country and the number of Licensed Products used by Company, its Affiliates and Sublicensees in the provision of services in each country;

(ii)           the gross sales price for each Licensed Product by Company, its Affiliates and Sublicensees during the applicable Royalty Period in each country;

(iii)          calculation of Net Sales for the applicable Royalty Period in each country, including a listing of applicable deductions;

(iv)          total royalty payable on Net Sales in United States dollars, together with the exchange rates used for conversion; and

(v)           Sublicense Income due to UMass Chan for the applicable Royalty Period from each Sublicensee.

(b)            Concurrent with this report, Company shall remit to UMass Chan any payment due for the applicable Royalty Period. If no royalties are due to UMass Chan for any Royalty Period, the report shall so state.

5.3            If UMass Chan determines, in its reasonable discretion, that Company has failed to fulfill its payment obligation under Section 5.2(b), that failure is a material breach of its obligations under this Agreement, and UMass Chan shall furnish Company with written notice of the determination.

5.4            Payments in United States Dollars. Company shall make all payments in United States dollars. Company shall convert foreign currency to United States dollars at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the calendar quarter preceding the applicable Royalty Period. Company may not deduct exchange, collection, or other charges.

5.5            Payments in Other Currencies. If by law, regulation, or fiscal policy of a particular country, conversion into United States dollars or transfer of funds of a convertible currency to the United States is restricted or forbidden, Company shall give UMass Chan prompt written notice of the restriction within the sixty-day payment deadline described in Section 5.2. Company shall pay any amounts due UMass Chan through whatever lawful methods UMass Chan reasonably designates. However, if UMass Chan fails to designate a payment method within thirty (30) days after UMass Chan is notified of the restriction, Company may deposit payment in local currency to the credit of UMass Chan in a recognized banking institution selected by Company and identified by written notice to UMass Chan, and that deposit fulfills all obligations of Company to UMass Chan with respect to that payment.

5.6            Records. Company shall maintain and shall cause its Affiliates and Sublicensees to maintain complete and accurate records of Licensed Products that are made, used, or sold under this Agreement and any amounts payable to UMass Chan in relation to Licensed Products with sufficient information to permit UMass Chan to confirm the accuracy of any reports delivered to UMass Chan under Section 5.2. The relevant party shall retain records relating to a given Royalty Period for at least three (3) years after the conclusion of that Royalty Period, during which time UMass Chan may, at its expense, cause its internal accountants or an independent, certified public accountant to inspect records during normal business hours for the sole purpose of verifying any reports and payments delivered under this Agreement. The accountant may not disclose to UMass Chan any information other than information relating to accuracy of reports and payments delivered under this Agreement. The parties shall reconcile any underpayment or overpayment within thirty (30) days after the accountant delivers the results of the audit. If any audit performed under this Section 5.6 reveals an underpayment in excess of ten percent (10%) in any Royalty Period, Company shall bear the full cost of the audit. UMass Chan may exercise its rights under this Section 5.6 only once every year and only with reasonable prior notice to Company.

5.7            Late Payments. Any payments by Company that are not paid on or before the date payments are due under this Agreement bear interest at 1.5% per month, calculated on the number of days that payment is delinquent.

5.8            Method of Payment. All payments under this Agreement shall be made in accordance with the payment instructions that will be sent concurrently with all invoices.

5.9            Withholding and Similar Taxes. Royalty payments and other payments due to UMass Chan under this Agreement may not be reduced by reason of any withholding or similar taxes applicable to payments to UMass Chan, unless required by applicable law. Therefore, all amounts owed to UMass Chan under this Agreement are net amounts and shall be grossed-up to account for any withholding taxes, value-added taxes or other taxes, levies, or charges.

6.            Patents and Infringement.

6.1            Responsibility for Patent Rights.

(a)            UMass Chan has primary responsibility at the expense of Company for the preparation, filing, prosecution, and maintenance of all Patent Rights, including contested matters and reexaminations, using patent counsel reasonably acceptable to Company. UMass Chan shall consult with Company as to the preparation, filing, prosecution, and maintenance of all Patent Rights reasonably prior to any deadline or action with the United States Patent & Trademark Office or any foreign patent office and shall furnish Company with copies of relevant documents reasonably in advance of consultation. UMass Chan shall consider in good faith any comments of Company on any patent filings for the Patent Rights.

(b)            If UMass Chan decides to abandon any patent or patent application within the Patent Rights, UMass Chan shall provide Company with reasonable prior notice of the intended abandonment, and Company may, at its expense, prepare, file, prosecute, and maintain the relevant Patent Rights.

6.2            Cooperation. Each party shall provide reasonable cooperation in the preparation, filing, prosecution, and maintenance of all Patent Rights. Cooperation includes, without limitation, promptly informing the other party of matters that may affect the preparation, filing, prosecution, or maintenance of Patent Rights (such as, becoming aware of an additional inventor who is not listed as an inventor in a patent application).

6.3            Payment of Expenses.

(a)            Within thirty (30) days after UMass Chan invoices Company, Company shall reimburse UMass Chan for all documented unreimbursed expenses incurred as of the Effective Date in connection with obtaining the Patent Rights up to a maximum of [***].

(b)            Within thirty (30) days after UMass Chan invoices Company, Company shall reimburse UMass Chan for all patent-related expenses that are incurred by UMass Chan after the Effective Date pursuant to Section 6.1. Company may elect, upon sixty (60) days’ written notice to UMass Chan, to cease payment of the expenses associated with obtaining or maintaining patent protection for one or more Patent Rights in one or more countries. If Company so elects, Company loses all rights under this Agreement with respect to the particular Patent Rights in the affected country(ies).

Invoices sent by UMass Chan to Company under this or any other section of this Agreement shall be sent to: accountspayable.us@tonixpharma.com

6.4            Infringement.

(a)            Notification of Infringement. Each party agrees to provide written notice to the other party promptly after becoming aware of any infringement of the Patent Rights.

(b)            Company Right to Prosecute. As long as Company remains the exclusive licensee of the Patent Rights in the Field, Company may, under its own control and at its own expense, prosecute any third party infringement of the Patent Rights in the Field or, together with licensees of the Patent Rights in other fields (if any), defend the Patent Rights in any declaratory judgment action brought by a third party which alleges invalidity, unenforceability, or infringement of the Patent Rights. Prior to commencing any action, Company shall consult with UMass Chan and shall consider the views of UMass Chan regarding the advisability of the proposed action and its effect on the public interest. Company may not enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this Section 6.4(b) without the prior written consent of UMass Chan, which consent may not be unreasonably withheld or delayed.

(c)            UMass Chan as Indispensable Party. UMass Chan, in its sole discretion, may permit any action under Section 6.4(b) to be brought in its name, provided that Company shall hold UMass Chan harmless from, and if necessary indemnify UMass Chan against, any costs, expenses, or liability that UMass Chan may incur in connection with the action.

(d)            UMass Chan Right to Prosecute. If Company fails to initiate an infringement action within a reasonable time (which shall in no event be less than 120 days) after it first becomes aware of the basis for the action, or to answer a declaratory judgment action within a reasonable time after the action is filed, UMass Chan may prosecute the infringement or answer the declaratory judgment action under its sole control and at its sole expense, and any recovery obtained shall be given to UMass Chan. If UMass Chan takes action under this Section 6.4(d), UMass Chan shall keep Company reasonably informed of material actions taken by UMass Chan pursuant to the infringement or declaratory action.

(e)            Cooperation. Both parties shall cooperate fully in any action under this Section 6.4 which is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any reasonable costs and expenses incurred by the cooperating party in connection with providing assistance.

(f)            Allocation of Recovery. Any recovery obtained in an action under Section 6.4(b) or Section 6.4(d) shall be distributed as follows: (i) each party shall be reimbursed for any expenses incurred in the action and (ii) any remaining balance of the recovery shall be distributed as follows: (A) any portion of such balance that constitutes an award of special or punitive damages (including increase in damages under a finding for willful infringement willful infringement) shall be allocated [***]% to the party that prosecuted such action, and [***]% to the other party and (B) the remaining portion shall be treated as Net Sales for the purposes of Section 4.5 (with UMass Chan receiving the royalties on such portion in accordance with Section 4.5, and Company receiving the rest of such portion).

7.            Confidential Information; Publications; Publicity.

7.1            Confidential Information.

(a)            Designation. The Disclosing Party shall mark Confidential Information that is disclosed in writing with a legend indicating its confidential status (such as, “Confidential” or “Proprietary”). The Disclosing Party shall document Confidential Information that is disclosed orally or visually in a written notice and deliver the notice to the Receiving Party within thirty (30) days of the date of disclosure. The notice shall summarize the Confidential Information that was disclosed and reference the time and place of disclosure.

(b)            Obligations. For five (5) years after disclosure of any portion of Confidential Information, the Receiving Party shall (i) maintain Confidential Information in confidence, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its trustees or directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of Confidential Information and who need to know Confidential Information for the purposes of this Agreement; (ii) use Confidential Information solely for the purposes of this Agreement; and (iii) allow its trustees or directors, officers, employees, consultants, and advisors to reproduce the Confidential Information only to the extent necessary for the purposes of this Agreement, with all reproductions being Confidential Information.

(c)            Exceptions. The obligations of the Receiving Party under Section 7.1(b) do not apply to the extent that the Receiving Party can demonstrate that Confidential Information (i) was in the public domain prior to the time of its disclosure under this Agreement; (ii) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party; (iii) was already known or independently developed or discovered by the Receiving Party without use of the Confidential Information; (iv) is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality with respect to the Confidential Information; or (v) is required to be disclosed to comply with applicable laws or regulations or with a court or administrative order, provided that the Disclosing Party receives reasonable prior written notice of the disclosure.

(d)            Ownership and Return. The Receiving Party acknowledges that the Disclosing Party (or a third party entrusting its own information to the Disclosing Party) owns the Confidential Information in the possession of the Receiving Party. Upon expiration or termination of this Agreement, or at the request of the Disclosing Party, the Receiving Party shall return to the Disclosing Party all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except that the Receiving Party may retain one copy of the Confidential Information in the possession of its legal counsel solely for the purpose of monitoring its obligations under this Agreement.

(e)            Notwithstanding anything to the contrary, the provisions of this Section 7.1 shall not apply to any of the Patent Rights or Know How.

7.2            Publicity Restrictions. Company may not use the name of UMass Chan or any of its trustees, officers, faculty, students, employees, or agents, or any adaptation of their names, or any terms of this Agreement in any promotional material or other public announcement or public disclosure without the prior written consent of UMass Chan. The foregoing notwithstanding, Company may disclose that information without the consent of UMass Chan in any prospectus, offering memorandum, or other document or filing required by applicable securities laws or other applicable law or regulation or exchange rules, provided that Company provides UMass Chan at least ten (10) days (or a shorter period in order to enable Company to make a timely announcement to fulfill applicable securities laws or other applicable law or regulation, while affording UMass Chan the maximum feasible time to review the announcement) prior written notice of the proposed text for the purpose of giving UMass Chan the opportunity to comment on the text.

8.            Term and Termination.

8.1            Term. This Agreement commences on the Effective Date and remains in effect until the expiration of the Royalty Term unless earlier terminated in accordance with the provisions of this Agreement. Upon expiration of the Royalty Term in a country, the license granted in Section 2.1 with respect to that country shall automatically be perpetual, irrevocable, freely sublicensable and transferable, royalty-free and fully-paid up.

8.2            Voluntary Termination by Company. Company may terminate this Agreement either in its entirety or on a country-by-country basis for any reason upon ninety (90) days’ prior written notice to UMass Chan; provided, however that if Company elects to terminate this Agreement during the Royalty Term, Company agrees that it shall lose all rights (or, in the case of termination by Company with respect to one or more countries, lose the rights in the terminated country or countries) to make, use, sell, have made, have used, or have sold Licensed Products except that Company shall have the right to sell existing inventory of Licensed Product for a period of six (6) months subsequent to the end of the Royalty Term, subject to payment of any royalties and/or milestone payments hereunder.

8.3           Termination for Default. If Company commits a material breach of its obligations under this Agreement and fails to cure that breach within ninety (90) days after receiving written notice of the breach in the case of the first material breach (or within five (5) days after receiving notice of the breach in the case of first five (5)subsequent material breaches of Company’s payment obligations), UMass Chan may terminate this Agreement immediately upon written notice to Company.

8.4            Force Majeure. Neither party is responsible for delays resulting from causes beyond its reasonable control, including without limitation fire, explosion, flood, war, strike, act of terrorism or riot, change in government policy or law, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove those causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever the causes are removed.

8.5            Effect of Expiration or Termination. The following provisions survive the expiration or termination of this Agreement: Article 1; Sections 3.3, 3.4, 3.6, 5.2. through 5.9, 6.3,7.1, 7.2, 8.5, and 9. Upon the early termination of this Agreement, Company and its Affiliates and Sublicensees may complete and sell any work-in-progress and inventory of Licensed Products that exist as of the effective date of termination, provided that (a) Company is current in payment of all amounts due UMass Chan under this Agreement, (b) Company pays UMass Chan the applicable royalty and Sublicense Income on sales of Licensed Products in accordance with the terms of this Agreement, and (c) Company and its Affiliates and Sublicensees complete and sell all work-in-progress and inventory of Licensed Products within six (6) months after the effective date of termination. Upon the early termination of this Agreement, UMass Chan may enter into a license agreement directly with each Sublicensee with respect to the Patent Rights and Know-How that are sublicensed in the Sublicensee Agreement with such Sublicensee, under the same terms and conditions as this Agreement (as reasonably applied to such Patent Rights and Know-How); provided that, notwithstanding anything to the contrary: (i) UMass Chan and the Sublicensee will discuss in good faith appropriate conforming modifications to such terms and conditions, (ii) UMass Chan is not obligated to enter into a license agreement having a scope of Patent Rights, Know-How, Field of Use, Territory, or other obligation on the part of UMass Chan that would exceed those in the applicable Sublicense Agreement, (iii) the Sublicensee provides written notice to Company and UMass Chan within 90 days after the effective date of termination of its desire for such discussions, (iv) the Sublicensee is not in material breach of the applicable Sublicense Agreement; and (v) the Sublicensee’s rights under the Patent Rights and Know-How included in the applicable Sublicense Agreement shall survive, and shall not be terminated during the 90 day notice period and the negotiation period between UMass Chan and Sublicensee. In the event this Agreement is terminated in accordance with Sections 3.2, 8.2, or 8.3, Company shall immediately, but within no more than thirty (30) days, send UMass Chan all data, test results, laboratory notes, techniques, know-how, and any other research results that were obtained in Company’s development of Licensed Products and in the performance of its obligations hereunder.

9.            Miscellaneous.

9.1            Representations and Warranties. UMass Chan represents that its employees have assigned to UMass Chan their entire right, title, and interest in the Patent Rights, and that it has authority to grant the rights and licenses set forth in this Agreement, and that it has not granted any rights in the Patent Rights to any third party that is inconsistent with the grant of rights in this Agreement. UNIVERSITY MAKES NO OTHER WARRANTIES CONCERNING THE PATENT RIGHTS, BIOLGOICAL MATERIALS, AND KNOW-HOW INCLUDING WITHOUT LIMITATION ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Specifically, UMass Chan makes no warranty or representation (a) regarding the validity or scope of the Patent Rights, (b) that the exploitation of the Patent Rights, the Know-How, the Biological Materials, or any Licensed Product will not infringe any patents or other intellectual property rights of a third party, and (c) that any third party is not currently infringing or will not infringe the Patent Rights.

9.2            Compliance with Law and Policies. Company agrees to comply with applicable laws and regulations, including without limitation, applicable UMass Chan policies provided to Company before the Effective Date.

9.3            Tax-Exempt Status. Company acknowledges that UMass Chan, as a public institution of the Commonwealth of Massachusetts, is an exempt organization under the United States Internal Revenue Code of 1986, as amended. Company also acknowledges that certain facilities in which the licensed inventions were developed may have been financed through offerings of tax-exempt bonds. If the Internal Revenue Service determines, or if counsel to UMass Chan reasonably determines, that any term of this Agreement jeopardizes the tax-exempt status of UMass Chan or the bonds used to finance UMass Chan facilities, the relevant term is invalid and shall be modified in accordance with Section 9.12.

9.4            Counterparts. This Agreement may be executed in any number of counterparts or, if mutually agreeable to the undersigned authorized signatories for the parties, through the exchange by facsimile or other electronic means of duly-signed duplicates hereof, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.5            Headings. All headings are for convenience only and do not affect the meaning of any provision of this Agreement.

9.6            Binding Effect. This Agreement is binding upon and inures to the benefit of the parties and their respective permitted successors and assigns.

9.7            Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, which consent may not be unreasonably withheld or delayed. Notwithstanding the foregoing, this Agreement may be assigned by either party, without any requirement to obtain the other party’s consent: (a) to any of such party’s Affiliates or (b) in connection with a Change of Control., merger or sale of all or substantially all of the assets of such party or its line of business to which this Agreement relates (or, in the case of Company, sale of all or substantially all of its rights related to a Licensed Product).

9.8           Amendment and Waiver. The parties may only amend, supplement, or otherwise modify this Agreement through a written instrument signed by both parties. The waiver of any rights or failure to act in a specific instance relates only to that instance and is not an agreement to waive any rights or fail to act in any other instance.

9.9           Governing Law. This Agreement is governed by and construed in accordance with the laws of the Commonwealth of Massachusetts irrespective of any conflicts of law principles. The parties may only bring legal action that arises out of or in connection with this Agreement in courts located in Suffolk County within the Commonwealth of Massachusetts. Nothing within this Agreement shall operate or be interpreted to waive, limit, remove, or otherwise alter the sovereign immunity and affordances granted to UMass Chan as a public entity of the Commonwealth of Massachusetts.

9.10         Notice. Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by recognized national overnight courier, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

If to UMass Chan:	If to Company:

Office of Innovation	Tonix Pharmaceuticals, Inc.
& Business Development	26 Main Street, Suite 101
University of Massachusetts	Chatham, New Jersey 07928
55 Lake Avenue North	Attention: Seth Lederman, MD, CEO
Worcester, MA 01655-0002
Attention: Executive Vice Chancellor

Notices may also be sent to BIBD-Notices@umassmed.edu so long as any such notices are then mailed to UMass Chan at the address provided above. All notices under this Agreement are effective upon receipt. A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section 9.10.

9.11         Publicity. Upon execution of this Agreement, the parties may issue a press release or other publicity announcing the existence of this Agreement, in a form and substance mutually agreed by the parties. Each party agrees not to issue any other press release or other public statement disclosing additional information relating to this Agreement, the activities hereunder, or the transactions contemplated hereby without the prior written consent of the other party. Notwithstanding the foregoing, any disclosure that is required by applicable law (including the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended), or the rules of a securities exchange or the Securities and Exchange Commission or the securities regulations of any state or other jurisdiction, as reasonably advised by the disclosing party’s counsel, may be made; provided, however, that any such required disclosure will not contain confidential business or technical information, including Confidential Information, unless disclosure of such information is required by applicable law or such rules or regulations, in which case the parties will comply with any and all other applicable terms of this Agreement, and will use appropriate reasonable and diligent efforts to minimize such disclosure and obtain confidential treatment for any such information that is disclosed to a governmental authority. Each party agrees to provide to the other party a copy of any public announcement regarding this Agreement or the subject matter hereof as soon as reasonably practicable under the circumstances prior to its scheduled release. Except where disclosure is required sooner under applicable laws or such rules or regulations or under extraordinary circumstances, each party shall provide the other party with an advance copy of any such announcement at least ten (10)days prior to its scheduled release. Each party shall have the right to review and recommend changes to any such announcement and, except as otherwise required by applicable law or such rules or regulations, the party whose announcement has been reviewed shall remove any Confidential Information of the reviewing party that the reviewing party deems to be inappropriate for disclosure. The contents of any announcement or similar publicity that has been reviewed and approved by the reviewing party can be re-released by either party without a requirement for re-approval. In the case of UMass Chan, any publicity, news releases, or other public announcements which may refer to UMass Chan in promotional and marketing materials shall be approved by UMass Chan (email:BIBD-Notices@umassmed.edu).

9.12          Severability. If any provision of this Agreement is held invalid or unenforceable for any reason, the invalidity or unenforceability does not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent.

9.13          Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter.

[Signature Page Follows]

The parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

University of Massachusetts		Tonix Pharmaceuticals, inc.

By:	/s/ Partha Chakrabarti	By:	/s/ Seth Lederman
Name:	Partha Chakrabarti	Name:	Seth Lederman
Title:	EVC -BRIDGE innovation and
	Business Development	Title:	CEO
Date:	6/26/2025	Date:	6/26/25

EXHIBIT A

Patent Rights

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EXHIBIT B

Biological Materials

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